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                              Exhibit 23(d)(1)(aa)
    Amendment to Investment Advisory Agreement - Transamerica Flexible Income

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                         TRANSAMERICA IDEX MUTUAL FUNDS
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2008 to the Management and Investment Advisory Agreement dated as of June 25, 1998, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Asset Management, Inc. (formerly, Transamerica Fund Advisors, Inc.) on behalf of TA IDEX Transamerica Flexible Income (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     COMPENSATION. Any reference to compensation of TA IDEX TRANSAMERICA FLEXIBLE INCOME is now revised to reflect the following Advisory Fees, effective as of January 1, 2008:

          0.725% of average daily net assets of the first $250 million; 0.675% of average daily assets over $250 million up to $350 million; and 0.625% of average daily net assets in excess of $350 million.

     In all other respects, the Management and Investment Advisory Agreement dated as of June 25, 1998, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2008.

                                        TRANSAMERICA ASSET MANAGEMENT, INC.
                                        (FORMERLY, TRANSAMERICA FUND ADVISORS,
                                        INC.)


                                        By: /s/ T. Gregory Reymann, II
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Senior Vice President and Chief
                                               Compliance Officer


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Vice President, General Counsel
                                               and Secretary